Exhibit 15

Acknowledgment Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

September 10, 2020

The Shareholders and Board of Directors of State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-            ) of State Street Corporation for the registration of $750,000,000 aggregate principal amount of 2.825% Fixed-to-Floating Rate Senior Notes due 2023, $500,000,000 aggregate principal amount of 2.901% Fixed-to-Floating Rate Senior Notes due 2026, and $500,000,000 in aggregate principal amount of 3.152% Fixed-to-Floating Rate Senior Notes due 2031 of our reports dated April 28, 2020 and July 27, 2020, relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts